Exhibit 99.4

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

ROBERTA FEINSTEIN, Individually and	)
on Behalf of All Others Similarly Situated,	)	C.A. No.
)
Plaintiff,	)
)
vs.	)
)
PLX TECHNOLOGY, INC., DAVID	)
RAUN, MICHAEL J. SALAMEH, RALPH	)
SCHMITT, MARTIN COLUMBATTO,	)
STEPHEN DOMENIK, JOHN H. HART,	)
ERIC SINGER, PATRICK VERDERICO,	)
AVAGO TECHNOLOGIES LTD.,	)
AVAGO TECHNOLOGIES WIRELESS	)
(U.S.A.) MANUFACTURING INC., and	)
PLUTO MERGER SUB, INC.,	)
)
Defendants.	)
)
x

VERIFIED CLASS ACTION COMPLAINT

Plaintiff Roberta Feinstein (“Plaintiff”), by her attorneys, alleges upon information and belief, except for her own acts, which are alleged on knowledge as follows:

SUMMARY OF THE ACTION

1.                                      This is a stockholder class action brought by Plaintiff, a holder of common stock of PLX Technology, Inc. (“PLX” or the “Company”), against PLX’s Board of Directors (the “Board”), the Avago Technologies Ltd. and its wholly-owned subsidiaries, Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Avago Wireless”) and Pluto Merger Sub, Inc. (“Pluto” or collectively,

“Avago”).  This action seeks to enjoin a proposed transaction announced on June 23, 2014, pursuant to which Avago will acquire the outstanding shares of PLX in a deal valued at approximately $309 million, with each PLX stockholder receiving $6.50 per share (net to the seller in cash, without interest) of Company stock (the “Proposed Transaction”) upon consummation of the merger.  In pursuing the Proposed Transaction, each member of the Board violated applicable law by directly breaching and/or aiding and abetting breaches of fiduciary duties of loyalty, good faith, due care, and candor owed to Plaintiff and the proposed class.

2.                                      Under the terms of the Agreement and Plan of Merger (“Merger Agreement”), Pluto will commence the tender offer within ten (10) business days of the date of the Merger Agreement.  The initial expiration date of the tender offer is the 25th business day after the commencement of the tender offer, unless extended pursuant to the terms and conditions contained in the Merger Agreement.

3.                                      In particular, the June 23, 2014 Merger Agreement provides that:

[Pluto] has agreed to commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of [PLX] (the “Shares”), at a price per Share of $6.50 in cash (such amount, or any different amount per Share that may be paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), without interest … following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to conditions set forth in this Agreement, [Pluto] will be merged with and into [PLX], with [PLX] continuing as the Surviving Corporation (the “Merger”) … the parties intend that the Merger shall be governed by Section 253 or Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and shall be effected as soon as practicable following consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

4.                                      As described herein, the Proposed Transaction, which has been approved by unanimous votes of the Boards of PLX and Avago, is the product of a flawed process that is designed to ensure the sale of PLX to Avago on terms preferential to Avago, but detrimental to Plaintiff and the other public stockholders of PLX.

5.                                      PLX is the industry-leading global provider of semiconductor-based PCI Express connectivity solutions primarily targeting enterprise data center markets.  The Company develops innovative software-enriched silicon that enables product differentiation, reliable interoperability and superior performance.

6.                                      PLX has reported steady growth over the last several quarters.  Most recently, commenting on first quarter results, ending on March 31, 2014, PLX’s President and CEO, David Raun (“Raun”), stated that he was encouraged about the Company’s future growth prospects.

7.                                      Yet, if the Proposed Transaction closes, PLX investors such as Plaintiff will be denied the growth opportunity the Company has been touting.  As described further herein, the $6.50 offer price fails to adequately value the Company or compensate the Company’s stockholders.

8.                                      The Proposed Transaction is also subject to unfair deal protection provisions which have been agreed to by the Board that deny stockholders the opportunity of a better price.  Specifically, the Merger Agreement provides for: (i) a “no-solicitation” provision prohibiting the Company from properly shopping itself; (ii) a four (4) business-day “matching rights” period during which Avago can fully evaluate and match any superior proposal received by the Company; and

(iii) a termination fee of $10.85 million payable to Avago if the Company terminates the Merger Agreement to pursue another offer.  In agreeing to these provisions, each member of PLX’s Board violated applicable law by directly breaching and/or aiding and abetting the other Defendants’ breaches of their fiduciary duties of loyalty, good faith, due care, and candor.

9.                                      To remedy Defendants’ breaches of fiduciary duty and other misconduct, Plaintiff seeks, inter alia: (i) injunctive relief preventing consummation of the Proposed Transaction; (ii) a directive to the members of the Board that they exercise their fiduciary duties to obtain a transaction which is in the best interests of PLX stockholders; and (iii) rescission of, to the extent already implemented, the Merger Agreement, or any of the terms thereof.

PARTIES

10.                               Plaintiff has been a stockholder at all times relevant hereto and is a stockholder of PLX.

11.                               Defendant PLX is a Delaware corporation with principal executive offices located at 870 W. Maude Avenue, Sunnyvale, California 94085.  Upon completion of the Proposed Transaction, PLX will become a wholly-owned subsidiary of Avago.

12.                               Defendant Raun has been a member of the Company’s Board of Directors since December 2012 and has served as the Company’s President and CEO since October 2012.  Prior to that, he was the Company’s Senior Executive Vice President and General Manager of Product Lines since March 2012, having served as the Vice President, Marketing and Business Development since May

2007, and the Vice President, Marketing since November 2004.  From January 2002 to November 2004, Raun was Vice President of Marketing at Pericom Semiconductor.  From April 2001 to September 2001, Raun was Executive Vice President & General Manager at Actovate, a technology-based marketing company.  From September 1989 to November 2000, Raun worked at Waferscale Integration, Inc., where his last position was Vice President of PSD & Memory Products.  From 1985 to 1989, Raun held various sales, sales management, and marketing positions at AMD.  Raun received a B.S. in Electrical and Computer Engineering from the University of California, Santa Barbara.

13.                               Defendant Michael Salameh (“Salameh”) currently, and at all relevant times, served as Independent Chairman of the Board of PLX.  He co-founded PLX and served as the Company’s CEO and as a member of the Board of Directors from PLX’s inception in May 1986.  He retired from his position as CEO in November 2008 and continues to serve as a Director.  In addition to serving as PLX’s CEO for 22 years, he personally participated in many of the key Company functions including sales, marketing, engineering, accounting, quality assurance, operations and compensation.  He is familiar with the Company’s critical business processes, the key people and the business landscape including customers, markets, suppliers and competition.  Salameh currently performs management consulting for private technology companies.  He has more than 25 years of chief executive and marketing experience in the semiconductor industry.  From 1980 through 1986, Salameh was employed in various marketing management positions with Hewlett-

Packard Company.  Salameh received a B.S. in Engineering and Applied Science from Yale University and an M.B.A. from Harvard Business School.

14.                               Defendant Ralph Schmitt (“Schmitt”) has been a member of the Company’s Board of Directors since November 3, 2008.  He resigned from his position as CEO in October 2012 and continues to serve as a Director.  He has been involved in the semiconductor industry for more than 25 years in various diversified areas such as design, application, sales, marketing and general management.  Schmitt has served on multiple semiconductor boards and has run four different semiconductor companies.  In October 2012, Schmitt was appointed CEO of OCZ Technology group, which designs, manufactures, and distributes solid state drives and computer components.  In April 2011, he joined the board of OCZ Technology Group.  He chaired the Global Semiconductor Alliance (GSA) Emerging Company Council from 2010 to 2012 and was on the GSA board in 2012.  Prior to joining the Company, Schmitt consulted with a variety of venture capitalists, as well as acted as CEO of Legend Silicon, a privately funded Chinese terrestrial digital TV semiconductor company.  From June 2005 to August 2007, Schmitt served as the CEO of Sipex, an analog semiconductor company, which merged with Exar Corporation in August 2007.  Upon the completion of the merger, he was appointed CEO and a Director of Exar, positions he held until the end of 2007.  From 1999 to 2005, Schmitt was the Executive Vice President of Sales, Marketing and Business Development for Cypress Semiconductor, a seller of a broad range of semiconductor products to global markets.  He has also served on the boards at Cypress subsidiaries and other privately held semiconductor and systems companies.  Schmitt received his BSEE from Rutgers University.

15.                               Defendant Martin Colombatto (“Colombatto”) has been an Independent Director of the Company’s Board since December 2013.  Colombatto is an experienced semiconductor industry executive with 30 years of experience in the semiconductor and electronics industry with combined expertise in engineering, product development, sales and marketing, general management, and mergers and acquisitions.  Colombatto was formerly Chairman and CEO of Staccato Communications (ultra wideband), as well as Vice President and General Manager of Broadcom’s Networking Business Unit where he led the acquisition of five companies which formed the technology and product foundation for future revenue growth.  He is also a Director at Luxtera (Silicon Photonics), as well as ClariPhy (Telecom), and has held various management positions at LSI Logic Corporation, Texas Instruments and Reliance Electric.  Colombatto holds a Bachelor of Science degree in Electronic Engineering Technology from California State Polytechnic University, Pomona, where he currently serves on the Dean’s Leadership Board for the School of Engineering.

16.                               Defendant Stephen Domenik (“Domenik”) has been an Independent Director of the Company’s Board since 2013.  Domenik has been a General Partner with Sevin Rosen Funds, a venture capital firm, since 1995.  Domenik has served on the Boards of Directors of Pixelworks, Inc. since August 2012, MoSys, Inc. since June 212, Emcore Corporation since December 2013 and Meru Networks since January 2014, as well as a number of private companies.  Domenik previously served on the Board of Directors of NetLogic Microsystems, Inc. from January 2001 until it was acquired by Broadcom Corporation in February 2012.  During his tenure at Sevin Rosen Funds, Domenik has led numerous investments in private companies.  He holds an A.B. in Physics and an M.S.E.E. from the University of California at Berkeley.

17.                               Defendant John Hart (“Hart”) has been an Independent Director of the Company’s Board since April 1999.  He is a former Senior Vice President and Chief Technology Officer of 3Com.  At 3Com, Hart was responsible for the overall strategic direction of the company during the 10 year period from 1990 to 2000 in which it grew annual revenue from $400 million to almost $6 billion.  He architected and led 3Com’s “Fast, Cheap and Simple” (FCS) first/last mile networking strategy and was responsible for 3Com’s Advanced Development Lab which pioneered Ethernet adapter and switch solutions, 802.11 solutions, and cable modems/low cost routers.  Prior to 3Com, Hart was Vice President of Engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products.  He has experience in determining successful strategic directions.  Hart currently serves on the board of Plantronics Inc. since 2006, and previously served on the boards of Coherent Inc. from 2000-2010, and Clearspeed Technology PLC from 2002-2008.  He holds a Bachelor of Science in Mathematics from the University of Georgia.

18.                               Defendant Eric Singer (“Singer”) has been an Independent Director of the Company’s Board since December 18, 2013.  He has over 17 years of experience as an investor in the semiconductor industry and has served as a co-

managing member of Potomac Capital Management III, L.L.C., the general partner of Potomac Capital Partners III, L.P., since March 2012.  Since May 2009, Singer has served as an advisor to Potomac Management and its related entities, and has been a member of Potomac Capital Management II, L.L.C. since January 2012.  From August 2008 until its sale in February 2010, Singer served as a Director of Zilog Corporation, a public semiconductor company.  Singer was previously a senior investment analyst at Riley Investment Management and also managed private portfolios for Alpine Resources LLC.  Singer holds a BA from Brandeis University.

19.                               Defendant Patrick Verderico (“Verderico”) has been an Independent Director of the Company’s Board since November 2004.  He is an operations and financial executive with more than 25 years of industry and consulting experience with high technology companies.  Verderico has extensive line experience in manufacturing, finance, planning, and international operations with service as a corporate officer in seven high technology companies in manufacturing, finance and executive management.  Verderico’s international experience includes expatriate assignments in Latin America and Asia.  He has served on the Board of Directors of three publicly traded semiconductor companies before joining the Board of PLX.  Verderico is a certified public accountant and has both audit and compensation board committee experience.  From 1992 to 2008, Verderico served as a Director of Micro Component Technology, Inc., a semiconductor test equipment manufacturer.  He also previously served on the Board of Directors of OSE USA, Inc., a semiconductor-packaging foundry, from 1997-2006 and Catalyst

Semiconductor, a programmable integrated circuit manufacturer, from 1996-2000.  From January 2001 to January 2003, he was Chief Financial Officer of Ubicom, an Internet processor and software company.  From April 1997 to November 2000, he worked at OSE USA, Inc. where his last position was President and CEO.  Prior to 1997, Verderico held executive positions with Maxtor as Chief Operating Officer, Creative Technology as Chief Financial Officer, Cypress Semiconductor as Chief Financial Officer, Philips Semiconductors as Vice President of Assembly Operations, National Semiconductor as Corporate Controller, and a former partner of Coopers & Lybrand.  Verderico received a B.A. from the University of Akron and a Masters of Public Administration (M.P.A.) from Pennsylvania State University.

20.                               Defendants set forth in paragraphs 12 to 19 above are referred to herein as the “Board” or the “Individual Defendants.”

21.                               Defendant Avago Technologies Ltd. is a Delaware corporation with principal executive offices located at 1 Yishun Avenue 7, Singapore, 768923.

22.                               Defendant Avago Wireless is a Delaware corporation and operates as a wholly-owned as a subsidiary of Avago Technologies Ltd.

23.                               Defendant Pluto is a Delaware corporation and a wholly-owned subsidiary of Defendant Avago Wireless.  Upon completion of the Proposed Transaction, Pluto will merge with and into PLX and cease its separate corporate existence.

INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

24.                               Under Delaware law, the officers and directors of a publicly traded corporation have fiduciary duties of loyalty and care to stockholders.  To diligently comply with these duties, neither the officers nor the directors may take any action that:

(a)                                 adversely affects the value provided to the corporation’s stockholders;

(b)                                 will discourage, inhibit, or deter alternative offers to purchase control of the corporation or its assets;

(c)                                  contractually prohibits themselves from complying with their fiduciary duties;

(d)                                 will otherwise adversely affect their duty to secure the best value reasonably available under the circumstances for the corporation’s stockholders; and/or

(e)                                  will provide the officers and/or directors with preferential treatment at the expense of, or separate from, the public stockholders.

25.                               In accordance with the Board’s duties of loyalty, the Individual Defendants, as officers and/or directors of PLX, are obligated under Delaware law to refrain from:

(a)                                 participating in any transaction where the officers’ or directors’ loyalties are divided;

(b)                                 participating in any transaction where the officers or directors receive, or are entitled to receive, a personal financial benefit not equally shared by the public stockholders of the corporation; and/or

(c)                                  unjustly enriching themselves at the expense or to the detriment of the public stockholders.

26.                               Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary duties and aiding and abetting such breaches, including their duties of loyalty, due care, and candor owed to Plaintiff and other public stockholders of PLX.

FACTUAL ALLEGATIONS

PLX’s Background and Growth Potential

27.                               PLX was founded in 1986 and trades on Nasdaq under the ticker symbol “PLXT.”

28.                               PLX designs, develops, manufactures, and sells integrated circuits worldwide.  The company offers PCI Express switches that facilitate the aggregation of multi-channel Ethernet, fiber channel, graphics, and serial attached SCSI cards to the host; and PCI Express bridges, which facilitate devices with other standards to be used in systems that need to interoperate with PCI Express.  PLX also provides universal serial bus (USB) interface chips used by computer peripherals and consumer products to interoperate through an external cabled connection; PCI Bridges, including general purpose bridges that translate and extend the PCI bus; and direct attached storage devices, which facilitate external storage peripherals to be connected to a personal computer (PC) through either a USB or external Serial ATA connection.

29.                               The Company’s semiconductor devices accelerate and manage the transfer of data in microprocessor-based systems, including networking and telecommunications, enterprise storage, servers, PCs, PC peripherals, consumer electronics, imaging, and industrial products.  PLX markets its products primarily to electronics manufacturers through direct and indirect sales channels, manufacturer representatives, and distributors.  The company was founded in 1986 and has been developing leading I/O interconnect silicon and complimentary software since 1994.  The Company is headquartered in Sunnyvale, California.

30.                               PLX has reported steady growth over the last several quarters.  On July 22, 2013, PLX announced its financial results for the second quarter of 2013.  The Company again saw increased financial results.  In commenting on the positive results, the Company’s President and CEO, Raun, stated:

Our ongoing commitment to controlling costs and focusing on our growing leadership in PCI Express has resulted in consecutive profitable quarters. … Although we still have much work to do, these two quarters combined produced the most profitable first six months of any year in the company’s history.  PCI Express grew eight percent, led by Gen3 growth setting a new record and producing our first $20 million PCI Express quarter.  PCI Express is now 75 percent of our sales, up from 67 percent one year ago.

31.                               In the July 22, 2013 press release, Raun also stated:

Our leadership position in PCI Express, along with innovative products in development, is driving growth and new opportunities in the enterprise data center and cloud. … Networking and enterprise storage are leading the way on the design win front with strong activity around PCIe SSD platforms.  We believe PLX won every significant switch design opportunity this past quarter.

32.                               On October 21, 2013, PLX announced its financial results for the third quarter of 2013.  The Company again saw increased financial results.  In commenting on the favorable results, Raun stated:

Our focus on key cost control measures has resulted in three consecutive profitable quarters and record profits year-to-date allowing us to build our cash position and pay down debt. … Record PCIe design wins dominated by higher ASP Gen3 products signal a healthy pipeline.  Market share gains in PCIe, no significant design win losses over the past two quarters, and production of new higher lane count parts in Q4 highlights additional opportunities for the company.

33.                               Further commenting on the third quarter 2013 results, Raun stated:

Enterprise storage and networking markets continue to dominate design win activity, and our market-leading technology backed by strong customer relationships position us for continued design win success. … We also garnered significant industry interest in the quarter with the company’s first public demonstration of PLX’s ExpressFabric technology housed in a data center rack at the Intel Developer Forum.

Our overall design activity pipe which measures the potential annual revenue for each program is in the hundreds of millions of dollars and is greater than three times the size that it was four years ago when our main focus was Gen2.  All five of our PCIe end market segments produced greater design wins than last quarter, and we are confident about our growth potential for years to come.

34.                               On January 27, 2014, PLX announced its financial results for the fourth quarter of 2013.  In commenting on the results, Raun stated:

Our ongoing commitment to controlling costs and focusing on our market-leading PCIe products resulted in our most profitable year in company history. … PCIe revenues were up 2% over Q3 and 13% annually.  We are pleased to see a number of Gen3 designs ramping to volume production and expect many more of our customers to launch their Gen3-enabled products in 2014.  Design activity remains strong for both our Gen2 and Gen3 products, underscoring our market leadership and ongoing growth opportunity.

35.                               Further commenting on the fourth quarter 2013 results, Raun stated:

Our balance sheet in the quarter continued to improve as we paid down our bank debt and increased our cash and investments to $20.4 million, while increasing shareholder equity 24% over the course of the year. … As we look to 2014, we anticipate growth in revenues and profits, driven by a robust design win pipeline and a strong focus on improving gross margins and controlling costs.

36.                               PLX has continued to report steady growth into the first quarter of 2014.  In the April 21, 2014 press release announcing first quarter 2014 results, Raun commented, stating:

Higher gross profits in the first quarter, combined with lower expenses, drove increased income over Q4 and contributed to our fifth straight profitable quarter. … In addition, we increased cash, saw strong bookings to support Q2 growth, and layered in another solid quarter of design wins.

37.                               In announcing the quarterly results for the first quarter of 2014, Raun stated:

Based on current backlog, forecasts from customers, and resolution of the assembly issues, we expect all of our market segments to be up in Q2, driven primarily by Gen2 and Gen3 shipments.  We are beginning to see an increasing number of Gen3 design wins go into volume production and we believe that this ramp will fuel our growth this year and in years to come.

38.                               At the end of the first quarter of 2014, PLX touted its great growth potential and expectations for second quarter.  In the April 21, 2014 press release, the Company reported that it expected net revenues for the second quarter ending June 30, 2014 to increase by 16.94% to 8.87% to be between $27 million to $29 million.

The Proposed Transaction

39.                               On June 23, 2014, Avago and PLX announced that they entered into the Merger Agreement, pursuant to which Avago would acquire all the outstanding shares of PLX for $6.50 per share in cash, for a total value of approximately $309 million.

40.                               The June 23, 2014 press release stated in relevant part that:

SUNNYVALE, CA and SINGAPORE — June 23, 2014 — Avago Technologies Limited (NASDAQ: AVGO) and PLX Technology, Inc. (NASDAQ: PLXT) today announced that they have entered into a definitive agreement under which Avago will acquire PLX, a leader in PCI Express silicon and software connectivity solutions, in an all-cash transaction valued at approximately $309 million, or $293 million net of cash and debt acquired.  Under the terms of the agreement, which was approved by the Boards of Directors of both companies, a subsidiary of Avago will commence a tender offer for all of the outstanding shares of PLX common stock for $6.50 per share in cash.  Avago expects to fund the transaction with cash available on its balance sheet.

*   *   *

The transaction is expected to be immediately accretive to Avago’s non-GAAP earnings per share.  Avago currently anticipates driving the PLX business model to a level consistent with Avago’s long term business model by the end of fiscal year 2015, the first full fiscal year after closing.

Potomac Capital Partners II, L.P., which is the largest stockholder of PLX, certain senior members of the PLX management team and all of the directors of PLX, collectively owning approximately 14.7% of shares outstanding on fully diluted basis have executed a Tender and Support Agreement in support of the transaction.  Discovery Group I, LLC, the second largest stockholder of PLX, has informed PLX that it supports the transaction.

The transaction is subject to customary closing conditions, including the tender into the offer by PLX stockholders of shares representing at least a majority of the outstanding shares of PLX common stock on a fully diluted basis, and the receipt of relevant regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and relevant foreign antitrust laws.  It is expected that the transaction will close in the fourth quarter of Avago’s fiscal year ending November 3, 2014.

41.                               Avago’s President and CEO, Hock Tan (“Tan”), commented:

The core PLX PCIe silicon business fits very well with the Avago business model and broadens Avago’s portfolio serving the enterprise storage and networking end markets. … Following the closing of the transaction, we are excited to welcome the PLX team to Avago, and we are committed to continue to invest in the PLX PCI Express platform.

42.                               Defendant Raun added:

Once closed, this transaction will provide immediate value to our stockholders and offers new growth opportunities for our employees to develop leading-edge solutions for our customers. … Following the closing of the transaction, we believe the combination with Avago is an excellent match for our leading PCI Express portfolio supporting next generation data center architectures.

43.                               The offer price of $6.50 set forth in the Merger Agreement substantially undervalues PLX and harms its stockholders.  Defendant Raun has consistently boasted about the positive growth rate of the Company and the many future opportunities for substantial growth, both domestically and internationally, PLX was prepared to undertake and of which it was poised to take advantage.

44.                               Avago is expecting to see a positive impact from the Proposed Transaction in the near term, as it expects the PLX acquisition to be accretive to its non-GAAP Earnings per share for 2014.

45.                               Having failed to maximize the sale price for the Company, members of the Board breached the fiduciary duties they owe to the Company’s public stockholders because the Company has been improperly valued and stockholders will not likely receive adequate or fair value for their PLX common stock in the Proposed Transaction.

The Merger Agreement Is Improperly Structured

46.                               Furthermore, and in violation of the duty of the members of PLX’s Board to maximize stockholder value, the Merger Agreement contains terms designed to favor the Proposed Transaction and deter alternative bids.

47.                               For example, §5.3 of the Merger Agreement includes a “no solicitation” provision which states that (a) “[t]he Company shall and shall cause each of the Company Subsidiaries and its Representatives to immediately (i) cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal or Competing Inquiry.”

48.                               Moreover, §5.5(b) of the “no solicitation” provision states that the Company “shall not … directly or indirectly: (i) solicit, initiate, or knowingly facilitate or encourage (including by way of furnishing non-public information) any Competing Proposal or Competing Inquiry; (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or Competing Inquiry; (iii) approve, endorse, recommend, execute or enter into, or publicly propose to approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive Contract … with respect to any Competing Proposal.”

49.                               In addition, pursuant to §5.3(f) of the Merger Agreement, should an unsolicited bidder appear, the Company must notify Avago of the competing offer promptly, but in no event later than within twenty four (24) hours after receiving the alternative proposal.

50.                               Further, §5.3(f) of the Merger Agreement severally limits the Board’s ability to recommend stockholders approve any competing bid and provides that Avago has four (4) businesses days to submit a superior offer.  Avago is thus able to match the unsolicited offer because it is granted unfettered access to the unsolicited offer, in its entirety, including the identity of the third-party bidder, eliminating any leverage that the Company has in receiving the unsolicited offer, and significantly deterring an alternative offer from coming forward.

51.                               The Merger Agreement gives Avago access to any rival bidder’s information and provides Avago with a superior bargaining position to any competitive bidder.  Accordingly, no rival bidder is likely to emerge because the Merger Agreement unfairly ensures that any “auction” will favor Avago and piggy-back upon the due diligence (and financial outlay) of the foreclosed second bidder.

52.                               Moreover, pursuant to the Merger Agreement, the Company has agreed to pay an improper termination fee of $10.85 million payable to Avago in certain circumstances, including if the Company terminates the Merger Agreement because the Board has determined to pursue another alternative superior offer.

53.                               Finally, the Individual Defendants chose to structure the deal as a Tender Offer.  This structure greatly increases the chances of consummating the

Proposed Transaction and leaves stockholders with minimal time to effectively challenge the deal.

CLASS ACTION ALLEGATIONS

54.                               Plaintiff brings this action for herself and on behalf of all holders of PLX common stock which have been or will be harmed by the conduct described herein (the “Class”).  Excluded from the Class are Defendants and any individual or entity affiliated with any defendant.

55.                               This action is properly maintainable as a class action.

56.                               The Class is so numerous that joinder of all members is impracticable.  According to the Company’s U.S. Securities and Exchange Commission (“SEC”) filings, there were more than 45.9 million shares of PLX common stock outstanding(1) as of the close of business on June 20, 2014.

57.                               There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member.  The common questions include the following:

(a)                                 whether the Individual Defendants have breached their fiduciary duties of undivided loyalty, due care, good faith, and candor with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction;

(1)  As well as 5,000,000 shares of preferred stock.

(b)                                 whether the Individual Defendants misrepresented and omitted material facts in violation of the fiduciary duty of candor owed by them to Plaintiff and the other members of the Class;

(c)                                  whether the Individual Defendants have breached any of their other fiduciary duties owed to Plaintiff and the other members of the Class in connection with the Proposed Transaction, including their duty of candor;

(d)                                 whether the Individual Defendants, in bad faith and for improper motives, impeded or erected barriers designed to discourage other potentially interested parties from making an offer to acquire the Company or its assets;

(e)                                  whether PLX aided and abetted any of the Individual Defendants’ breaches of fiduciary duty owed to Plaintiff and the other members of the Class in connection with the Proposed Transaction;

(f)                                   whether Avago aided and abetted any of the Individual Defendants’ breaches of fiduciary duty owed to Plaintiff and the other members of the Class in connection with the Proposed Transaction; and

(g)                                  whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Transaction consummated without the actions complained of herein being corrected.

58.                               Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.

59.                               Plaintiff has retained competent counsel experienced in litigation of this nature and will fairly and adequately represent and protect the interests of the Class.

60.                               The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

61.                               Plaintiff anticipates that there will be no difficulty in the management of this litigation.  A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

62.                               Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

FIRST CAUSE OF ACTION

Claim for Breach of Fiduciary
Duties Against the Individual Defendants

63.                               Plaintiff incorporates by reference and realleges each and every allegation contained above as though fully set forth herein.

64.                               The Individual Defendants have violated the fiduciary duties of care, loyalty, and independence owed to the public stockholders of PLX and have acted to put their personal interests ahead of the interests of PLX stockholders.

65.                               By the acts, transactions, and course of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and other members of the Class of the true value inherent in and arising from PLX.

66.                               The Individual Defendants have violated their fiduciary duties by entering PLX into the Proposed Transaction without regard to the effects of the Proposed Transaction on PLX stockholders.

67.                               As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty and care owed to the stockholders of PLX by entering into the merger through the unfair process exemplified by the Merger Agreement.

68.                               By reason of the foregoing acts, practices, and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.

69.                               As a result of the Individual Defendants’ unlawful actions, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of PLX’s assets and operations.  Unless the Tender Offer is enjoined by the Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, will not engage in arm’s-length negotiations on the Merger Agreement terms, and may consummate the Tender Offer, all to the irreparable harm of the members of the Class.

70.                               Plaintiff and the members of the Class have no adequate remedy at law.  Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.

SECOND CAUSE OF ACTION

Claim for Aiding and Abetting Breaches of
Fiduciary Duty Against PLX and Avago

71.                               Plaintiff incorporates by reference and realleges each and every allegation contained above as though fully set forth herein.

72.                               The Individual Defendants owed to Plaintiff and the members of the Class certain fiduciary duties as fully set out herein.

73.                               By committing the acts alleged herein, the Individual Defendants breached their fiduciary duties owed to Plaintiff and the members of the Class.

74.                               Defendants PLX, Avago and its wholly-owned subsidiary Pluto colluded in or aided and abetted the Individual Defendants’ breaches of fiduciary duties, and were active and knowing participants in the Individual Defendants’ breaches of fiduciary duties owed to Plaintiff and the members of the Class.

75.                               Defendants PLX, Avago and Pluto participated in the breach of the fiduciary duties by the Individual Defendants for the purpose of advancing their own interests.  Defendants PLX, Avago and Pluto obtained and will obtain both direct and indirect benefits from colluding in or aiding and abetting the Individual Defendants’ breaches.  Defendants PLX, Avago and Pluto will benefit from the acquisition of the Company at an inadequate and unfair price if the Proposed Transaction is consummated.

76.                               Plaintiff and the members of the Class have no adequate remedy at law.  Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands injunctive relief, in her favor and in favor of the Class and against Defendants as follows:

A.                                    Declaring that this action is properly maintainable as a class action;

B.                                    Declaring and decreeing that the Merger Agreement was agreed to in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable;

C.                                    Rescinding, to the extent already implemented, the Merger Agreement;

D.                                    Enjoining Defendants, their agents, counsel, employees, and all persons acting in concert with them from consummating the Proposed Transaction, unless and until the Company adopts and implements a procedure or process reasonably designed to enter into a merger agreement providing the best possible value for stockholders;

E.                                     Directing the Individual Defendants to exercise their fiduciary duties to commence a sale process that is reasonably designed to secure the best possible consideration for PLX and obtain a transaction which is in the best interests of PLX stockholders;

F.                                      Imposition of a constructive trust, in favor of Plaintiff and members of the Class, upon any benefits improperly received by Defendants as a result of their wrongful conduct;

G.                                    Awarding Plaintiff the costs and disbursements of this action,

including reasonable attorneys’ and experts’ fees; and

H.                                   Granting such other and further equitable relief as this Court may deem just and proper.

Dated: June 27, 2014	Respectfully submitted,
FARUQI & FARUQI, LLP
	By:	/s/ James R. Banko
James R. Banko (Del. Bar No. 4518)
20 Montchanin Road, Suite 145
Wilmington, DE 19807
Tel: (302) 482-3182
Fax: (302) 482-3612

Attorneys for Plaintiff Roberta Feinstein

OF COUNSEL:

FARUQI & FARUQI, LLP
Juan E. Monteverde
Innessa S. Melamed
369 Lexington Avenue, 10th Fl.
New York, NY 10017
Tel.: (212) 983-9330
Fax: (212) 983-9331

Attorneys for Plaintiff Roberta Feinstein